EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2025 Second Quarter Results

•Net Sales of $1.1 Billion Down 0.4% YoY; Down 3.4% on an Organic Daily Basis
•Net Income of $93.3 Million, or $2.39 Per Share Up 6.7% vs. Prior-Year Adjusted EPS
•EBITDA of $135.1 Million Up 3.3% YoY
•Operating Cash Flow of $95.1 Million; Free Cash Flow of $89.9 Million
•Quarterly Dividend Increased 24% to $0.46 Per Share
•Raising FY25 Guidance to Reflect F2Q25 Performance and the Recent Hydradyne Acquisition

CLEVELAND, OHIO (January 29, 2025) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2025 second quarter ended December 31, 2024.

Net sales for the quarter of $1.1 billion decreased 0.4% over the prior year. The change includes a 1.9% increase from acquisitions and a 1.6% benefit from one extra selling day, partially offset by a negative 0.5% impact from foreign currency translation. Excluding these factors, sales decreased 3.4% on an organic daily basis reflecting a 1.9% decrease in the Service Center segment and a 6.3% decrease in the Engineered Solutions segment. The Company reported net income of $93.3 million, or $2.39 per share, and EBITDA of $135.1 million. On a pre-tax basis, results include $0.7 million ($0.01 after tax per share) of LIFO expense compared to $3.4 million ($0.07 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “Fiscal second quarter EBITDA and EPS exceeded our expectations, increasing a respective 3% and 7% year over year on relatively unchanged sales. Demand remained mixed during the quarter with seasonal factors and holiday timing limiting customer activity in December. That said, our team continued to execute well with organic sales trends inline with our guidance, while strong gross margin performance and cost controls drove solid EBITDA margin expansion during the quarter. Additionally, the closing of our Hydradyne acquisition at the end of December represents another notable milestone in our story and provides solid growth and operational momentum moving forward. Overall, we had a productive second quarter that highlights our business resilience, self-help opportunities, and favorable industry position.”

Mr. Schrimsher added, “We are raising fiscal 2025 guidance to reflect second quarter performance and initial estimated contribution from our recent Hydradyne acquisition. Our updated outlook assumes industrial activity remains muted near term given current economic policy uncertainty and a more gradual pace to interest rate cuts. This is reflected in January sales trending down by a mid single-digit percent on an organic basis over prior-year levels. That said, we believe a growth inflection in end-market demand is near considering improving industrial macro indicators in recent months, pent-up technical MRO activity, and easing comparisons. In addition, order momentum and business funnels are building across our technology vertical, while a more favorable regulatory backdrop, stabilizing machinery markets, and reenergized secular demand post the election should provide additional support. Combined with ongoing self-help margin opportunities and balance sheet capacity, we remain constructive on our set-up and ability to accelerate sales and earnings growth in coming quarters. Lastly, I am pleased to announce our

Board has approved a 24% increase in our quarterly dividend, which highlights the conviction we have in our outlook and financial position moving forward, as well as our ongoing capital allocation opportunities.”

Updated Fiscal 2025 Guidance
For fiscal 2025, the Company now projects EPS of $9.65 to $10.05 (prior $9.25 to $10.00) on sales growth of up 1% to 3% (prior down 2.5% to up 2.5%) including down 3% to 1% on an organic daily basis (prior down 4% to up 1%), and EBITDA margins of 12.2% to 12.4% (prior 12.1% to 12.3%). Updated guidance assumes initial estimated contribution from the Company’s recent Hydradyne acquisition, which closed on December 31, 2024. In addition, updated guidance incorporates ongoing economic uncertainty and potential margin pressures on muted sales trends near term, ongoing inflationary headwinds, and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Dividend
Today the Company also announced that its Board of Directors approved a 24% increase in the quarterly cash dividend to $0.46 per common share, payable on February 28, 2025, to shareholders of record on February 14, 2025. This represents the 16th dividend increase since 2010.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 2139950. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) using conference ID 2139950.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “outlook,” “believe,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net Sales	$1,073,001	$1,077,153	$2,171,945	$2,172,341
Cost of sales	744,951	760,063	1,518,813	1,530,169
Gross Profit	328,050	317,090	653,132	642,172
Selling, distribution and administrative expense, including depreciation	207,180	202,496	419,090	406,898
Operating Income	120,870	114,594	234,042	235,274
Interest (income) expense, net	(936)	1,917	(1,563)	3,237
Other (income) expense, net	(755)	(2,924)	(3,036)	(2,493)
Income Before Income Taxes	122,561	115,601	238,641	234,530
Income tax expense	29,271	24,373	53,288	49,476
Net Income	$93,290	$91,228	$185,353	$185,054
Net Income Per Share - Basic	$2.43	$2.35	$4.83	$4.78
Net Income Per Share - Diluted	$2.39	$2.32	$4.76	$4.71
Average Shares Outstanding - Basic	38,427	38,744	38,413	38,722
Average Shares Outstanding - Diluted	38,963	39,302	38,956	39,307

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2024	2024

Assets
Cash and cash equivalents	$303,441	$460,617
Accounts receivable, net	696,239	724,878
Inventories	518,044	488,258
Other current assets	96,972	96,148
Total current assets	1,614,696	1,769,901
Property, net	125,336	118,527
Operating lease assets, net	195,318	133,289
Intangibles, net	360,748	245,870
Goodwill	686,148	619,395
Other assets	62,395	64,928
Total Assets	$3,044,641	$2,951,910

Liabilities
Accounts payable	$240,889	$266,949
Current portion of long-term debt	—	25,055
Other accrued liabilities	188,551	209,096
Total current liabilities	429,440	501,100
Long-term debt	572,300	572,279
Other liabilities	249,389	189,750
Total Liabilities	1,251,129	1,263,129
Shareholders' Equity	1,793,512	1,688,781
Total Liabilities and Shareholders' Equity	$3,044,641	$2,951,910

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2024	2023

Cash Flows from Operating Activities
Net income	$185,353	$185,054
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	11,850	11,765
Amortization of intangibles	15,167	14,650
Provision for losses on accounts receivable	3,605	1,026
Amortization of stock appreciation rights and options	2,453	1,710
Other share-based compensation expense	3,101	4,237
Changes in assets and liabilities, net of acquisitions	1,451	(47,855)
Other, net	(96)	(2,620)
Net Cash provided by Operating Activities	222,884	167,967
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(273,142)	(21,440)
Capital expenditures	(10,746)	(9,863)
Proceeds from property sales	922	471
Net Cash used in Investing Activities	(282,966)	(30,832)
Cash Flows from Financing Activities
Long-term debt repayments	(25,106)	(25,125)
Interest rate swap settlement receipts	6,797	7,194
Purchases of treasury shares	(30,084)	(10,677)
Dividends paid	(28,469)	(27,155)
Acquisition holdback payments	(1,210)	(681)
Taxes paid for shares withheld for equity awards	(13,037)	(12,914)
Exercise of stock appreciation rights and options	—	127
Net Cash used in Financing Activities	(91,109)	(69,231)
Effect of Exchange Rate Changes on Cash	(5,985)	915
(Decrease) Increase in cash and cash equivalents	(157,176)	68,819
Cash and Cash Equivalents at Beginning of Period	460,617	344,036
Cash and Cash Equivalents at End of Period	$303,441	$412,855

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended December 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$115,601	$24,373	$91,228	$2.32	21.1%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	2.6%
Adjusted net income and net income per share	$115,601	$27,419	$88,182	$2.24	23.7%

	Six Months Ended December 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$234,530	$49,476	$185,054	$4.71	21.1%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	1.3%
Adjusted net income and net income per share	$234,530	$52,522	$182,008	$4.63	22.4%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net Income	$93,290	$91,228	$185,353	$185,054
Interest (income) expense, net	(936)	1,917	(1,563)	3,237
Income tax expense	29,271	24,373	53,288	49,476
Depreciation and amortization of property	5,926	6,048	11,850	11,765
Amortization of intangibles	7,567	7,257	15,167	14,650
EBITDA	$135,118	$130,823	$264,095	$264,182

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net Cash provided by Operating Activities	$95,137	$101,758	$222,884	$167,967
Capital expenditures	(5,197)	(5,523)	(10,746)	(9,863)
Free Cash Flow	$89,940	$96,235	$212,138	$158,104

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.